Exhibit 17.1

Jared Shaw

January 5, 2007

Board of Directors
Zane Acquisition I, Inc.
c/o LA Marketing
4800 North Federal Highway, Suite D108
Boca Raton, FL 33431

Re: Resignation

To the Board of Directors:

Please be advised that I hereby resign as Treasurer and member of the Board of Directors of Zane Acquisition I, Inc., effective immediately.

Very truly yours,

/s/ Jared Shaw

Jared Shaw